Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following preliminary unaudited pro forma condensed combined financial information present how the combined financial statements of Meridian Interstate Bancorp, Inc. (“Meridian”) and Mt. Washington Cooperative Bank (“Mt. Washington”) may have appeared had the merger been completed at the beginning of the periods presented. The preliminary unaudited pro forma condensed combined financial information reflects the impact of the merger on the combined balance sheets and on the combined statements of operations under the purchase method of accounting with Meridian as the acquirer. Under the purchase method of accounting, Mt. Washington’s assets and liabilities are recorded by Meridian at their estimated fair values as of the date the merger is completed. The preliminary unaudited pro forma condensed combined balance sheets as of December 31, 2009 and 2008 assume the merger was completed on those dates. The preliminary unaudited condensed combined statements of operations for the three months and years ended December 31, 2009 and 2008 assume the merger was completed on January 1 of the respective years. Pursuant to the merger agreement, upon completion of the transaction Meridian issued 514,109 shares of its common stock to Meridian Financial Services, Incorporated.  The shares issued reflect the value of Mt. Washington as determined by two independent appraisals.

The pro forma adjustments reflected in the unaudited pro forma condensed combined balance sheets and statements of operations are based on preliminary purchase price allocations. Actual allocations will be based on final appraisals and other analyses of the fair value of, among other items, identifiable assets and liabilities assumed, goodwill, and income taxes. The allocations will be finalized after the data necessary to complete the appraisal and analyses of the fair values of acquired assets and liabilities is obtained and analyzed. Differences between the preliminary and final allocations are not expected to have a material impact on the unaudited pro forma condensed combined balance sheets and statements of operations.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES
Unaudited Proforma Condensed Combined Balance Sheets
Proforma December 31, 2009 and 2008

	December 31,
(Dollars in thousands)	2009	2008
ASSETS
Cash and cash equivalents	$40,702	$28,122
Certificates of deposit - affiliate bank	3,100	7,201
Securities available for sale, at fair value	338,567	322,098
Federal Home Loan Bank stock, at cost	12,538	12,236
Loans held for sale	6,159	3,180
Loans, net	1,159,112	1,079,978
Foreclosed real estate, net	4,543	2,044
Premises and equipment, net	33,813	34,713
Deferred tax asset, net	11,940	21,163
Goodwill	14,181	14,181
Other assets	62,304	57,709
Total assets	$1,686,959	$1,582,625

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits	$1,309,903	$1,169,372
Borrowings	158,383	205,842
Accrued expenses and other liabilities	18,468	18,033
Stockholders' equity	200,205	189,378
Total liabilities and stockholders' equity	$1,686,959	$1,582,625

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES
Unaudited Proforma Condensed Combined Statement of Operations
Proforma for the Three Months Ended December 31, 2009 and 2008
Proforma for the Years Ended December 31, 2009 and 2008

	Three Months Ended		For the Years Ended
	December 31,		December 31,
(Dollars in thousands, except per share amounts)	2009	2008	2009	2008

Interest and dividend income:
Interest and fees on loans	$16,974	$16,137	$65,902	$62,621
Interest and dividends on securities	3,783	4,610	15,313	19,271
Interest on cash and cash equivalents	20	104	119	1,921
Total interest and dividend income	20,777	20,851	81,334	83,813

Interest expense:
Interest on deposits	4,973	7,392	23,046	32,428
Interest on borrowings	754	1,254	3,414	5,116
Total interest expense	5,727	8,646	26,460	37,544

Net interest income	15,050	12,205	54,874	46,269
Provision for loan losses	2,624	3,622	6,335	9,440
Net interest income, after provision
for loan losses	12,426	8,583	48,539	36,829

Non-interest income (loss):	2,968	(41)	9,161	8,200

Non-interest expenses:	12,560	11,555	50,693	50,781

Income (loss) before income taxes	2,834	(3,013)	7,007	(5,752)

Provision (benefit) for income taxes	1,612	(957)	3,173	(2,084)

Net income (loss)	$1,222	$(2,056)	$3,834	$(3,668)

Earnings (loss) per common share:
Basic	$0.06	$(0.09)	$0.17	N/A
Diluted	$0.06	$(0.09)	$0.17	N/A
Weighted average common shares outstanding:
Basic	22,194,631	22,793,302	22,334,969	N/A
Diluted	22,195,390	22,793,302	22,335,147	N/A